Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement No. 333-248414 on Form S-1 of our report dated July 23, 2020 (September 9, 2020, as to the effects of the reverse stock split discussed in Note 15), relating to the financial statements of Dyne Therapeutics, Inc. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

September 10, 2020